20 August 2009

The Directors
China Cord Blood Corporation
48th Floor
Bank of China Tower
1 Garden Road
Central, Hong Kong

Dear Sirs,

CHINA CORD BLOOD CORPORATION (THE “COMPANY”)

WRITTEN CONSENT TO REFERENCE BMI APPRAISALS LIMITED IN SEC FILINGS

We refer to the Form F-1 of the Company (the “Registration Statement”) to be filed with the U.S. Security and Exchange Commission. We hereby give our consent and have not withdrawn our consent to the issue of the Registration Statement with the inclusion therein of the following:

•  our name; and

•  all references thereto;

In the form and context in which they may respectively appear in the Registration Statement.

Yours faithfully,
For and on behalf of
BMI APPRAISALS LIMITED

/s/ Tony Cheng
Dr. Tony Cheng
BSc, MUD, MBA, PhD(Hons),
PCFA, AFA, SCIFM, DBM(Actuarial Science),
MASCE, MIEE, MIEEE, MASME, MIIE
Director